Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter 2013 Results

Summary
Third quarter revenue of $13.5B was up 5% sequentially and in line with our expectations. The worldwide PC supply chain saw a small increase in inventory levels in the third quarter as customers continued to build inventory of Haswell based PCs but inventory levels are still being managed well below historical averages. Gross margin of 62% was up 4 points from the second quarter and 1 point higher than expectations. The increase from the second quarter was as a result of lower platform* unit costs, higher platform* revenue and lower platform* write-offs. In addition, factory start-up costs came down in the third quarter as spending on process engineers was reclassified from cost of sales to R&D. Operating income for the third quarter was $3.5B with earnings per share of $0.58.

(All forecasts refer to the midpoint of the forecast ranges.) We are forecasting revenue of $13.7B for the fourth quarter, up 2% from the third quarter, which is at the lower end of the historical seasonal range. The fourth quarter forecast reflects the caution we are seeing in the order patterns of our customers and their desire to keep inventory levels lean. We expect fourth quarter gross margin to decrease by 1 point to 61% as we increase 14nm factory spending.

The third quarter 2013 results when compared to the third quarter from a year ago were the following:

•	Revenue of $13.5B was flat from a year ago

•	Gross margin of 62.4% was down 0.9 points from 63.3%

•	Operating income of $3.5B was down 9% from $3.8B

•	Net income of $3.0B was down 1% from $3.0B

•	Earnings per share of $0.58 was flat from a year ago

*PC Client Group and Data Center Group microprocessors and chipsets

Third Quarter 2013

Revenue
Revenue of $13.5B was up 5% sequentially and flat from a year ago. PC and Data Center platform* volumes were up 2% when compared to the second quarter. Platform* average selling prices were up 1% when compared to the second quarter.

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The PC Client Group had revenue of $8.4B, up 4% from the second quarter with platform volumes up 2% and flat platform average selling prices. Year over year, PC Client Group revenue was down 3% with platform volume down 4% and platform average selling prices up 1%. On a year on year basis, desktop platform volume was down 5% and desktop platform average selling prices were up 6%. On a year on year basis, notebook platform volume was down 3% and notebook platform average selling prices were down 3%.

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The Data Center Group had revenue of $2.9B, up 6% from the second quarter with platform volumes up 5% and platform average selling prices up 2%. Year over year, Data Center Group revenue was up 12% with platform volume up 5% and platform average selling prices were up 8%.

•	The other Intel architecture operating segments had revenue of $1.1B, up 13% from the second quarter. Year over year, the other Intel architecture operating segments' revenue was down 9%.

•	The software and services operating segments had revenue of $621M, up 2% from the second quarter. Year over year, the software and services operating segments revenue was up 6%.

Gross Margin
Gross margin dollars were $8.4B, up $0.9B compared to the second quarter. Gross margin of 62.4% was 4.1 points higher than the second quarter and up 1.4 points when compared to the midpoint of the Outlook provided on July 17th.

Gross Margin Reconciliation: Q2’13 to Q3’13 (58.3% to 62.4%, up 4.1 points)
[note: point attributions are approximate]

•	+ 1.0 point: Lower platform* unit costs

•	+ 1.0 point: Lower platform* write-offs (lower pre-qualification product costs and higher sell-through of previously non-qualified units)

•	+ 0.5 point: Higher platform* average selling prices

•	+ 0.5 point: Higher platform* volume

•	+ 0.5 point: Lower factory start-up costs

•	+ 0.5 point: Miscellaneous

Gross Margin Reconciliation: Q3’13 Outlook to Q3’13 (61% +/- couple points to 62.4%, up 1.4 points)
[note: point attributions are approximate]

•	+ 1.0 point: Higher platform* average selling prices

•	+ 1.0 point: Lower platform* unit costs

•	+ 0.5 point: Miscellaneous

•	- 1.0 point: Higher platform* write-offs

Gross Margin Reconciliation: Q3’12 to Q3’13 (63.3% to 62.4%, down 0.9 point)
When comparing to the third quarter from a year ago gross margin was down 0.9 point as higher factory start-up costs were mostly offset by higher platform* average selling prices and lower platform* unit costs.

*PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.7B, flat from the second quarter and down ~$100M from the Outlook provided in July. R&D and MG&A as a percentage of revenue was 35%, down from the second quarter. Depreciation was $1.7B, in line with expectations.

Restructuring and asset impairment charges in the third quarter were $124M. These charges were a result of several announced management actions to reduce workforce, exit certain businesses and close facilities in response to the current business environment and to better align resources.

Amortization of acquisition related intangibles was $74M.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $420M, compared to a $26M net loss in the second quarter and our Outlook of a net gain of approximately $400M. The higher net gain relative to the second quarter was driven primarily by the sale of our equity investment in Clearwire.

The provision for taxes in the third quarter was at a 24.8% tax rate, down from our previous expectations of 26%.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $19.1B, up $1.8B from the second quarter. $8.4B of the total $19.1B total cash investments^^ is held by U.S. subsidiaries. Cash flow from operations in the third quarter was $5.7B. During the third quarter, we paid $1.1B in dividends, purchased $2.9B in capital assets and repurchased $0.5B in stock. Total inventories were flat.

Other Items
The total number of employees was up approximately 1K from the second quarter at 107K.

Diluted shares outstanding decreased by 6M shares from the second quarter and by 53M shares from the third quarter a year ago.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q4 2013 Outlook
Intel’s Business Outlook for the fourth quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after October 15th. The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $13.7B, plus or minus $500M in the fourth quarter. The midpoint of this range is up 2% from the third quarter.

Gross Margin
Gross margin in the fourth quarter is expected to be 61%, plus or minus a couple points, down 1.4 points from the third quarter.

Gross Margin Reconciliation: Q3’13 to Q4’13 Outlook (62.4% to 61% +/- a couple points)
[note: point attributions are approximate]

•	- 0.5 point: Higher 14nm factory spending

•	- 0.5 point: Miscellaneous

Spending
Spending for R&D and MG&A in the third quarter is expected to be approximately $4.7B, flat from the third quarter.

Depreciation is forecasted to be approximately $1.7B, flat from the third quarter.

Restructuring and asset impairment charges are forecasted to be approximately $100M.

Amortization of acquisition-related intangibles is forecasted to be approximately $70M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be approximately zero, compared to a net gain of $420M in the third quarter. The expected decrease relative to the third quarter is driven by the gain on the sale of our equity investment in Clearwire that occurred in the third quarter.

The tax rate for the fourth quarter is expected to be 25%.

2013 Outlook
The Outlook for full year 2013 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after October 15th.

Balance Sheet and Cash Flow Items
Capital spending for 2013 now forecasted to be $10.8B plus or minus $300M.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

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Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

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Intel's results, including revenue, gross margin, expenses and interest and other, would likely be adversely affected in the event of widespread financial and business disruption on account of a default by the U.S. on U.S. government obligations and/or a prolonged failure to maintain significant U.S. government operations.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

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The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent reports on Form 10-Q and Form 10-K.